Exhibit 99.1

NEWS RELEASE
CONTACTS:
Amin Khalifa, Chief Financial Officer
IRIS International, Inc.
818-527-7323
-or-
Lynn Pieper, Westwicke Partners
415-202-5678
lynn.pieper@westwicke.com
IRIS INTERNATIONAL ANNOUNCES THIRD QUARTER 2011
REVENUE AND FINANCIAL RESULTS
•	Record revenue of $28.1 million; 9% growth over Q3 2010

•	Gross margin of 50% in Q3 2011; Excluding Arista, gross margin of 52%

•	Restructured Personalized Medicine Division by downsizing and consolidating Arista Molecular’s operations into Iris Molecular Diagnostics

•	GAAP net loss per share of ($0.24); Non-GAAP diluted EPS was $0.05 per share excluding $7.6 million of one-time restructuring charges and write-downs of related assets
CHATSWORTH, Calif., November 3, 2011 — IRIS International, Inc. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables, and a provider of high value personalized diagnostics testing services through its CLIA certified molecular diagnostics laboratory, today announced financial results for the third quarter ended September 30, 2011.
Third Quarter 2011 Performance Highlights
•	Achieved revenue of $28.1 million for the third quarter ended September 30, 2011, representing 9% growth over Q3 2010.
•	Increased Iris Diagnostics Division (IDD) sales by 10% to $24.7 million as compared to $22.4 million in the prior year period.
•	Realized gross margin of 50% for the third quarter 2011 compared to 51% in the prior year period. Excluding the impact from Arista in both periods, consolidated gross margin was 52%.
•	Received 510(k) clearance from the FDA in September 2011 and CE Mark approval in October 2011 for its NADiA® ProsVue™ prognostic prostate cancer test.
•
NADiA ProsVue slope is indicated for use as a prognostic marker in conjunction with clinical evaluation as an aid in identifying those patients at reduced risk for recurrence of prostate cancer for the eight year period following prostatectomy. A ProsVue slope of less than 2.0 pg/ml per month in the first year following radical prostatectomy was highly associated with no evidence of disease over the long term follow up.

•	NADiA ProsVue is expected to reduce unnecessary treatment of certain post-prostatectomy men thus reducing the morbidity and costs associated with adjuvant treatment such as radiation therapy.

•
Completed restructuring of its Personalized Medicine division by downsizing and consolidating Arista Molecular’s operations into Iris Molecular Diagnostics. Consolidation enables significant cost reductions and enhanced profitability.

•	One-time restructuring expense of $1.8 million and write-downs of related assets of $5.8 million taken in 3Q 2011.
•
Arista has retained all licenses and high-complexity CLIA laboratory capabilities, as well as the necessary personnel to perform NADiA ProsVue during the early stages of product introduction. Non-proprietary testing services have been discontinued.

•
Reported net loss for Q3 2011 of $4.3 million, versus net income of $0.9 million in Q3 2010. Net loss per share was ($0.24) in Q3 2011 versus diluted EPS of $0.05 in Q3 2010. Excluding charges related to the restructuring of Arista that are one time in nature, non-GAAP net income for Q3 2011 was $935,000 and non-GAAP diluted EPS was $0.05 per share, in spite of an approximate $0.7 million increase in R&D spending to fund new platforms.

“We are pleased to announce our third quarter results with record revenue reflecting strong growth in our diagnostics business. The increase in instrument sales was primarily driven by strong international demand, with consumable sales showing double-digit growth driven by our large installed base,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.
“Additionally in the quarter, we restructured the Personalized Medicine business which we believe will result in significant expense reductions and enhanced profitability in future periods. I am particularly pleased that we also announced the FDA clearance and CE Mark approval of NADiA ProsVue. We look forward to our initial launch in 2012 and long-term commercial success of ProsVue,” Mr. García added.
“We continue to make significant progress on our 3GEMS urinalysis and hematology development programs. In October, our 3GEMS Hematology program achieved another milestone by demonstrating the integration of the complete blood count module with the imaging channel, triggering our second milestone payment from our Japanese partner. In addition, our new automated FISH platform product is on schedule to be launched in the first quarter of 2012 and is expected to reinvigorate growth in our Iris Sample Processing Division. We are achieving significant milestones in our development programs, which will further expand our product portfolio. These efforts coupled with our cost reduction initiatives are expected to drive higher revenue and earnings growth starting in 2012.”
Third Quarter 2011 Financial Results
•
Consolidated revenues of $28.1 million for Q3 2011 represented growth of 9% versus Q3 2010 consolidated revenues of $25.7 million. For the third quarter ended September 30, 2011, IDD sales increased 10% year over year to $24.7 million as compared to $22.4 million in the prior year period, driven by strong growth in international instrument sales, particularly in the Asia Pacific region.

•
IDD instrument sales of $7.1 million represented 5% growth over Q3 2010, driven primarily by strong international sales in the quarter. IDD consumables and service revenue of $17.5 million in Q3 2011 represented 13% growth over Q3 2010 and accounted for 62% of sales in the quarter driven primarily by our larger domestic and international installed base.

•	Revenue at the Iris Sample Processing Division increased 1% to $3.4 million for Q3 2011, when compared with revenue of $3.3 million in Q3 2010.
Consolidated gross margin was 50% for the third quarter 2011 versus 51% reported for the prior period. Excluding the impact from the Arista segment, gross margin was 52% in both periods. IDD instrument gross margin improved to 37% for Q3 2011 versus 35% in Q3 2010. The increase was primarily driven by efficiency improvements related to higher production volume of iChemVELOCITY and an integrated iRICELL workstation, slightly offset by regional mix with strong international instrument sales in Q3 2011. IDD consumables and service gross margin was 57% for Q3 2011, as compared to 59% in the year ago period, the decrease primarily resulting from higher costs of Japanese sourced chemistry strips due to the appreciation of the Yen versus a year ago and an increase in service personnel to support our increasing installed base of instruments. Gross margin for the Sample Processing segment was 58% for Q3 2011 versus 54% in the prior year quarter. The increase was primarily due to favorable product mix.

The net loss for Q3 2011 was $4.3 million, versus net income of $0.9 million in Q3 2010. Excluding one-time impairment and restructuring charges in Q3 2011, non-GAAP net income was $935,000. The effective tax rate for the third quarter was 42% compared with 41% for the third quarter of 2010.
The Company’s balance sheet remains strong with cash of $19 million and no debt at September 30, 2011.
2011 Company Outlook
The company is narrowing the full year 2011 revenue guidance range to $117 — $120 million from $117 - $123 million, representing 9-11% growth over 2010. The company is maintaining non-GAAP EPS guidance $0.21 — $0.23, which excludes one-time restructuring and asset impairment charges taken in the third quarter of 2011, but reflects cost reductions in the fourth quarter as a result of the restructuring efforts.
Conference Call
IRIS International will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.
About IRIS International, Inc.
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 3,400 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets, including applications in hematology and body fluids. In addition, the Company’s personalized medicine group has a high complexity CLIA-certified laboratory for the further development and commercialization of the Company’s NADiA ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
Safe Harbor Provision
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.
To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three month and nine month periods ended September 30, 2011. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate the comparison of our historical results to our competitors. The Company is reporting herein the following non-GAAP financial measures: “adjusted net income,” and “adjusted diluted earnings per share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.
Adjusted net income excludes items which are considered unusual and the related incremental tax effect of these items. Adjusted diluted earnings per share excludes the effect of the same items described above from diluted earnings per share. Reconciliations of net income (loss), the GAAP measure most directly comparable to adjusted net income, and diluted earnings (loss) per share, the GAAP measure most directly comparable to adjusted diluted earnings per share, are provided on the attached schedule.
The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings (loss) and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.
Reconciling Items to Non-GAAP Financial Measures
The non-GAAP measures described above exclude the following items:
a)	Arista and IDD restructuring related costs — For the three and nine month periods ended September 30, 2011, we recorded restructuring related expenses of $1.8 million.
b)	Arista impairment charge — For the three and nine month periods ended September 30, 2011, we recorded an impairment charge of $5.8 million related to the Arista restructuring.

(TABLES FOLLOW)
IRIS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,858	$25,531
Accounts receivable, net	23,264	20,733
Inventories	13,252	10,310
Prepaid expenses and other current assets	1,487	1,661
Investment in sales-type leases, current portion	3,999	3,578
Deferred tax asset	4,395	3,135

Total current assets	65,255	64,948

Property and equipment, net	13,871	12,035
Goodwill	2,451	3,957
Intangible assets, net	6,097	9,345
Software development costs, net	2,407	2,637
Deferred tax asset	2,495	2,615
Investment in sales-type leases, non-current portion	11,268	10,002
Other assets	1,262	1,070

Total assets	$105,106	$106,609

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,764	$5,795
Accrued expenses	8,476	7,513
Deferred service contract revenue, current portion	3,849	3,205

Total current liabilities	18,089	16,513
Deferred service contract revenue, non-current portion	47	71
Other long term liabilities	55	1,374

Total liabilities	18,191	17,958

Commitments and contingencies

Stockholders’ equity:
Common stock	179	178
Preferred Stock	—	—
Additional paid-in capital	92,354	89,703
Other comprehensive income	(156)	140
Accumulated deficit	(5,462)	(1,370)

Total stockholders’ equity	86,915	88,651

Total liabilities and stockholders’ equity	$105,106	$106,609

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2011	2010	2011	2010
Revenues
IDD instruments	$7,147	$6,806	$22,772	$22,107
IDD consumables and service	17,545	15,558	51,577	45,274
Sample processing instruments and supplies	3,358	3,335	10,638	10,986
Personalized medicine	46	27	213	27

Total revenues	28,096	25,726	85,200	78,394

Cost of Goods Sold
IDD instruments	4,474	4,447	13,836	14,194
IDD consumable and service	7,492	6,425	22,060	18,168
Sample processing instruments and supplies	1,410	1,521	4,761	4,950
Personalized medicine	572	174	1,636	174

Total cost of goods sold	13,948	12,567	42,293	37,486

Gross profit	14,148	13,159	42,907	40,908

Marketing and selling	5,635	4,956	17,590	14,152
General and administrative	4,220	4,202	14,838	12,562
Research and development, net	4,275	3,605	12,414	11,138
Impairment of assets	5,829	—	5,829	—
Restructuring expenses	1,770	—	1,770	—
Gain on revaluation of contingent consideration	—	—	(1,225)	—

Total operating expenses	21,729	12,763	51,216	37,852

Operating income (loss)	(7,581)	396	(8,309)	3,056

Other income (expense):
Interest income	278	328	826	844
Interest expense	(2)	(2)	(8)	(7)
Other income (expense)	(16)	856	397	183

Income before provision for income taxes	(7,321)	1,578	(7,094)	4,076

Provision for income taxes	(3,051)	654	(3,003)	1,486

Net income (loss)	$(4,270)	$924	$(4,091)	$2,590

Net income (loss) per share — basic	$(0.24)	$0.05	$(0.23)	$0.14

Net income (loss) per share — diluted	$(0.24)	$0.05	$(0.23)	$0.14

Weighted average shares outstanding — basic	17,845	17,978	17,793	17,947

Weighted average shares outstanding — diluted	17,845	18,044	17,793	18,056

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited — in thousands)

	For the nine months
	ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(4,091)	$2,590
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	21	5
Gain on foreign currency remeasurement	(385)	(105)
Gain on revaluation of contingent consideration	(1,225)	—
Deferred taxes	(1,419)	48
Tax benefit from stock option exercises	(66)	(48)
Depreciation and amortization	4,027	3,084
Stock based compensation	3,103	3,193
Impairment of assets	5,829	—
Changes in operating assets and liabilities:
Accounts receivable	(2,515)	(736)
Inventories	(2,902)	(1,469)
Prepaid expenses and other current assets	(16)	(725)
Investment in sales-type leases	(1,677)	(1,963)
Accounts payable	60	280
Accrued expenses	879	1,737
Deferred service contract revenue	639	845
Other liabilities	(97)	—

Net cash provided by operating activities	165	6,736

Cash flows from investing activities:
Purchase of assets from European distributor	—	(660)
Acquisition of business	—	(4,630)
Refund on acquisition of business	46	—
Acquisition of property and equipment	(6,361)	(2,029)
Software development costs capitalized	(419)	(554)

Net cash used in investing activities	(6,734)	(7,873)

Cash flows from financing activities:
Issuance of common stock for cash	71	31
Settlement on restricted stock tax withholding	(243)	(239)
Repurchase of common stock	—	(1,551)
Tax benefit from stock option exercises	66	48

Net cash used in financing activities	(106)	(1,711)

Effect of exchange rate changes on cash and cash equivalents	2	(295)

Net decrease in cash and cash equivalents	(6,673)	(3,143)
Cash and cash equivalents at beginning of period	25,531	34,253

Cash and cash equivalents at end of period	$18,858	$31,110

Supplemental schedule of non-cash financing activities:
During the nine months ended September 30, 2011, the Company disposed of property and equipment with a cost and accumulated depreciation of $498 and $477, respectively.
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,231	$2,066
Cash paid for interest	$8	$7

IRIS INTERNATIONAL, INC.
RECONCILIATION OF GAAP NET LOSS AND NET LOSS PER SHARE TO ADJUSTED
NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(unaudited — in thousands, except per share data)

	For the three months			For the nine months
	ended September 30, 2011			ended September 30, 2011
	Pretax	After tax	Per diluted	Pretax	After tax	Per diluted
	amount	amount(1)(2)	share	amount	amount	share

GAAP net loss & net loss per share	$(7,321)	$(4,270)	$(0.24)	$(7,094)	$(4,091)	$(0.23)

Reconciling items:

Restructuring expenses	1,770	1,080	0.06	1,770	1,080	0.06

Impairment charge (excluding Goodwill)	4,369	2,665	0.15	4,369	2,665	0.15

Goodwill impairment (1)	1,460	1,460	0.08	1,460	1,460	0.08

Adjusted net income & diluted EPS (3)	$278	$935	$0.05	$505	$1,114	$0.06

(1)	Goodwill is not tax affected

(2)	Reconciling items taxed at statutory rate of 39%

(3)	Amounts may not foot due to rounding.
See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.
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